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                                                                     EXHIBIT 3.9


                           CERTIFICATE OF DESIGNATION
                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                          E.SPIRE COMMUNICATIONS, INC.



         THE UNDERSIGNED, Dennis J. Kern, Chief Operating Officer of E.SPIRE COMMUNICATIONS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), HEREBY CERTIFIES:

                 That pursuant to the authority conferred upon the Board of Directors of the Corporation by the Corporation's Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, acting at a meeting of the board held on February 25, 2000, duly approved and adopted the following resolution (hereinafter, this "Certificate of Designation"):

                 RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue by the Corporation, out of the authorized but unissued shares of Preferred Stock, par value $1.00 per share, 250,000 shares of Series A Convertible Preferred Stock (the "Series A Convertible Preferred Stock") with a stated value (the "Stated Value") of $ 1,000 per share. The Series A Convertible Preferred Stock shall have the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions that are set forth in the Certificate of Incorporation and in this resolution as follows:

                 1.       Certain Definitions

                 Unless the context otherwise requires, each of the terms defined in this Section 1 shall have, for all purposes of this Certificate of Designation, the meaning herein specified (with terms defined in the singular having comparable meanings when used in the plural):

                 "Accrued Dividends" has the meaning set forth in Section 4 below.

                 "Acquired Indebtedness" means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness


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incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such other Persons merging with or into or becoming a Subsidiary of such specified Person.

                 "Additional Dividends" has the meaning set forth in Section 3(j)(i) below.

                 "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person; provided that each Unrestricted Subsidiary shall be deemed to be an Affiliate of the Corporation and of each other Subsidiary of the Corporation; provided, further, that neither the Corporation nor any of its Restricted Subsidiaries shall be deemed to be Affiliates of each other; and provided, further, that any lender under the Secured Credit Facility and its Affiliates shall not be deemed to be Affiliates of the Corporation or any Restricted Subsidiary solely as a result of the existence of the Secured Credit Facility or their holdings of Capital Stock of the Corporation or any Restricted Subsidiary acquired in connection with the Secured Credit Facility. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "under common control with" and "controlled by"), and as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

                 "Annualized Pro Forma EBITDA" means with respect to any Person, such Person's Pro Forma EBITDA for the latest fiscal quarter for which internal financial statements are then available multiplied by four.

                 "Asset Sale" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (including, without limitation, by way of consolidation or merger, but excluding by means of any Sale and Leaseback Transaction or by the granting of a Lien permitted under the definition of "Permitted Liens" herein) by such Person or any of its Restricted Subsidiaries to any Person other than the Corporation or a Restricted Subsidiary of the Corporation, in one transaction, or a series of related transactions (each hereinafter referred to as a "Disposition"), of property or assets of such Person or any of its Restricted Subsidiaries, the Fair Market Value of which exceeds $2.0 million, other than (i) a Disposition of property in the ordinary course of business consistent with industry practice and (ii) a Disposition by the Corporation in connection with a transaction permitted under
Section 8(b) hereof.

                 "Attributable Indebtedness" means, with respect to any Sale and Leaseback Transaction of any Person, as at the time of determination, the greater of (i) the capitalized amount in respect of such transaction that would appear on the balance

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sheet of such Person in accordance with GAAP and (ii) the present value
(discounted at a rate consistent with accounting guidelines, as determined in good faith by such Person) of the payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty).

                 "Board of Directors" means the Board of Directors of the Corporation.

                 "Business Day" means any day other than a Saturday, a Sunday or any day on which banking institutions in New York, New York, are required or authorized by law or other governmental action to be closed.

                 "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangement conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

                 "Capital Stock" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Indebtedness convertible into an equity interest), warrants or option to acquire an equity interest in such Person.

                 "Cash Equivalent" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits and certificates of deposit of any commercial bank organized in the United States of America having capital and surplus in excess of $500 million with a maturity date not more than one year from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing, or subject to tender at the option of the holder thereof within ninety days after the date of acquisition thereof, and, at the time of acquisition, having a rating of A or better from Standard & Poor's Ratings Group ("Standard & Poor's") or A-2 or better from Moody's Investors Service, Inc. ("Moody's"),
(v) commercial paper issued by the parent corporation of any commercial bank

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organized in the United States of America having capital and surplus in excess of $500 million and commercial paper issued by others having one of the two highest ratings obtainable from either Standard & Poor's or Moody's and in each case maturing within ninety days after the date of acquisition, (vi) overnight bank deposits and bankers' acceptances at any commercial bank organized in the United States of America having capital and surplus in excess of $500 million,
(vii) deposits available for withdrawal on demand with a commercial bank organized in the United States of America having capital and surplus in excess of $500 million and (viii) investments in money market funds substantially all of whose assets comprise securities of the type described in clauses (i) through (vi).

                 "Change of Control" means (i) the sale, conveyance, transfer or lease of all or substantially all of the assets of the Corporation (which for all purposes of this definition shall include any Successor) to any "Person" or "group" (within the meaning of Section 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act), other than to The Huff Alternative Income Fund, L.P., ING Equity Partners L.P.I., Apex Investment Fund I, L.P., Apex Investment Fund II, L.P., The Productivity Fund II, L.P. and Anthony Pompliano (including any Affiliate of any of the foregoing other than the Corporation or any Restricted Subsidiary) (the "Permitted Holders"), shall have occurred; or (ii) any "Person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the forgoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act), other than any Permitted Holder, becomes the "beneficial owner" (as defined under the Exchange
Act) of more than 35 percent of the total voting power of all classes of the voting capital stock of the Corporation (including any warrants, options or rights to acquire such voting capital stock), calculated on fully diluted basis, and such voting power percentage is greater than or equal to the total voting power percentage then beneficially owned by the Permitted Holders in the aggregate; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the stockholders of the Corporation was approved by a vote a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

                 "Commission" means the Securities and Exchange Commission.

                 "Common Stock" means the Common Stock, par value $.01 per share, of the Corporation.

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                 "Consolidated Interest Expense" means, with respect to any
Person for any period, without duplication, (A) the sum of (i) the aggregate amount of cash and non-cash interest expense (including capitalized interest) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP in respect of Indebtedness (including, without limitation, (v) any amortization of debt discount, (w) net costs associated with Interest Hedging Obligations (including any amortization of discounts), (x) the interest portion of any deferred payment obligation, (y) all accrued interest and (z) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptances or similar facilities) paid or accrued, or scheduled to be paid or accrued, during such period; (ii) dividends or distributions with respect to preferred stock or Disqualified Stock of such Person (and of its Restricted Subsidiaries if paid to a Person other than such Person or its Restricted Subsidiaries) declared and payable in cash; (iii) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP; (iv) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation); and (v) to the extent any Indebtedness of any other Person is Guaranteed by such Person or any of its Restricted Subsidiaries, the aggregate amount of interest paid, accrued or scheduled to be paid or accrued, by such other Person during such period attributable to any such Indebtedness, less (B) to the extent included in (A) above, amortization or write-off of deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness of such Person and its Restricted Subsidiaries prior to its stated maturity, in the case of both (A) and (B) above, after elimination of intercompany accounts among such Person and its Restricted Subsidiaries and as determined in accordance with GAAP.

                 "Consolidated Leverage Ratio" means, for any Person, as of any date, the ratio of (i) the sum of the aggregate outstanding amount of all Indebtedness of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP to (ii) the Annualized Pro Forma EBITDA of such Person.

                 "Consolidated Net Income" means, with respect to any Person for any period, the aggregate net income (or net loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis determined in accordance with GAAP, provided that there shall be excluded therefrom, without duplication, (i) all items classified as extraordinary, (ii) any net income of any Person other than such Person and its Restricted Subsidiaries, except to the extent of the amount of dividends or other distributions actually paid to such Person or its Restricted Subsidiaries by such other Person during such period; (iii) the net income of any Person acquired by such Person or any of its Restricted Subsidiaries in a pooling of interests transaction for any period

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prior to the date of the related acquisitions; (iv) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan; (v) net gains (but not net losses) in respect of Asset Sales by such Person or its Restricted Subsidiaries (vi) the net income (but not net loss) of any Restricted Subsidiary of such Person to the extent that the payment of dividends or other distributions to such Person is restricted by the terms of its charter or any agreement, instrument, contract, judgment, order, decree, statute, rule, governmental regulation or otherwise, except for any dividends or distributions actually paid by such Restricted Subsidiary to such Person;
(vii) with regard to a non-wholly owned Restricted Subsidiary, any aggregate net income (or loss) in excess of such Person's or such Restricted Subsidiary's pro rata share of such non-wholly owned Restricted Subsidiary's net income (or loss); and (viii) the cumulative effect of changes in accounting principles.

                 "Conversion Date" has the meaning set forth in Section 5(d) below.

                 "Conversion Price" has the meaning set forth in Section 5(a)(ii) below.

                 "Conversion Shares" has the meaning set forth in Section 5(a) below.

                 "Conversion Trigger Date" has the meaning set forth in Section 5(b) below.

                 "Credit Agreement" means, with respect to any Person, any agreement entered into by and among such Person and one or more commercial banks or financial institutions, providing for senior term or revolving credit borrowings of a type similar to credit agreements typically entered into by commercial banks and financial institutions, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and related agreements may be amended, extended, refinanced, renewed, restated, replaced or refunded from time to time.

                 "Current Market Value" has the meaning set forth in Section 5(e) below.

                 "DGCL" shall mean the Delaware General Corporation Law, as amended.

                 "Disqualified Stock" means any Capital Stock (other than the 14.75% Preferred Stock and the 12.75% Preferred Stock) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, or otherwise, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, or is exchangeable for Indebtedness at any time, in whole or in part, on or prior to the Conversion Date.

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                 "Dividend Shares" has the meaning set forth in Section 5(c)
below.

                 "EBIT" means the amount calculated in the same manner as EBITDA, but not including clauses (iii) and (iv) of the definition thereof.

                 "EBITDA" means, with respect to any Person for any period, the sum for such Person for such period of Consolidated Net Income plus, to the extent reflected in the income statement of such Person for such period from which Consolidated Net Income is determined, without duplication, (i) Consolidated Interest Expense, (ii) income tax expense (iii) depreciation expense, (iv) amortization expense, (v) any non-cash expense related to the issuance to employees of such Person of options to purchase Capital Stock of such Person and (vi) any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its stated maturity and minus, to the extent reflected in such income statement, any non-cash credits that had the effect of increasing Consolidated Net Income of such Person for such period.

                 "Effectiveness Date" means the 90th day following the Filing Date.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                 "Exchange Rate Obligation" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, designed to provide protection against fluctuations in currency exchange rates.

                 "Existing Indebtedness" means Indebtedness of the Corporation and its Subsidiaries outstanding on the Issue Date.

                 "Existing Notes" means, collectively, the Corporation's 13% Senior Discount Notes due 2005 (the "2005 Notes"), the Corporation's 12.75% Senior Discount Notes due 2006 (the "2006 Notes"), the Corporation's 13.75% Senior Notes due 2007 (the "2007 Notes") and the Corporations 10e% Senior Discount Notes due 2008 (the "2008 Notes").

                 "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors.

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                 "Fiber Network" means a digital fiber optic telecommunications network wholly owned by the Corporation that serves a Metropolitan Area.

                 "Filing Date" means the later of (i) the 60th day after the Issue Date and (ii) if Additional Preferred Stock (as such term is defined in the Registration Rights Agreement) is being sold by the Corporation, the 15th day after the Final Closing (as such term is defined in the Purchase Agreements).

                 "Financial Advisor" means a nationally recognized investment banking firm.

                 "14.75% Preferred Stock" means the Corporation's 14.75% Redeemable Preferred Stock due 2008.

                 "GAAP" means United States generally accepted accounting principles, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, that are applicable to the circumstances as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of this Certificate of Designation shall utilize GAAP as in effect on the Issue Date.

                 "Goldman Facility" means the Credit Agreement dated as of August 11, 1999 among the Corporation and e.spire Finance Corporation, as Borrowers, the Lenders listed therein, as Lenders, Goldman Sachs Credit Partners, L.P., as sole lead arranger and syndication agent, The Bank of New York, as administrative agent, First Union National Bank, as documentation agent and Newcourt Commercial Finance Corporation, as collateral agent.

                 "Guarantee" means any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing).

                 "Holder" means the record holder of one or more shares of Series A Convertible Preferred Stock, as shown on the books and records of the Transfer Agent.

                 "Indebtedness" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligations of such Person for money borrowed, (ii)

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any obligation of such Person evidenced by bonds, debentures, notes, Guarantees or other similar instruments, including, without limitation, any such obligations incurred in connection with acquisition of property, assets or businesses, excluding trade accounts payable made in the ordinary course of business, (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issues for the account of such Person, (iv) any obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business, which in either case are not more than 60 days overdue or which are being contested in good faith), (v) any Capital Lease Obligation of such Person, (vi) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person and, to the extent held by other Persons, the maximum fixed redemption or repurchase price of Disqualified Stock of such Person's Restricted Subsidiaries, at the time of determination, (vii) the notional amount of any Interest Hedging Obligations or Exchange Rate Obligations of such Person at the time of determination, (viii) any Attributable Indebtedness with respect to any Sale and Leaseback Transaction to which such Person is a party and (ix) any obligation of the type referred to in clauses (i) through (viii) of this definition of another Person and all dividends and distributions of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable for, directly or indirectly, as obligor, Guarantor or otherwise. For purposes of the preceding sentence, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Certificate of Designation; provided that if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any Guarantees at such date; provided that for purposes of calculating the amount of any Indebtedness issued prior to the Issue Date with an original issue discount ("Discounted Indebtedness") outstanding at any date, the amount of such Discounted Indebtedness shall be the Accreted Value (as defined in the relevant indenture) thereof as of such date unless cash interest has commenced to accrue pursuant to the relevant indenture, in which case the amount of the Discounted Indebtedness outstanding will be determined pursuant to the relevant indenture and will not include any accrued and unpaid cash interest which would otherwise be included in Accreted Value because of clause (iii) of the definition thereof in the relevant indenture.

                 "Independent Financial Advisor" means, as of any date of determination, a Financial Advisor that has not been retained by the Corporation, other than to perform an equity valuation, within the preceding twelve months of such date of determination. The Independent Financial Advisor may be compensated and indemnified by the

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Corporation as may be customary for opinions or services it provides as an
Independent Financial Advisor.

                 "Initial Shares" means the shares of Series A Convertible Preferred Stock issued by the Corporation on the Issue Date.

                 "Interest Hedging Obligation" means, with respect to any Person, an obligation of such Person pursuant to any interest rate swap agreement, interest rate cap, collar or floor agreement or other similar agreement or arrangement designed to protect against or manage such Person's or any of its Subsidiaries' exposure to fluctuations in interest rates.

                 "Investment" in any Person means any direct, indirect or contingent (i) advance or loan to, Guarantee of any Indebtedness of, extension of credit or capital contribution to such Person, (ii) the acquisition of any shares of Capital Stock, bonds, notes, debentures or other securities of such Person, or (iii) the acquisition, by purchase or otherwise, of all or substantially all of the business, assets or stock or other evidence of beneficial ownership of such Person; provided that the Investments shall exclude commercially reasonable extensions of trade credit. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto and minus the amount of any portion of such investment repaid to such person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any property other than cash, such property shall be valued at its Fair Market Value at the time of such transfer.

                 "Issue Date" means the date of initial issuance of the Series A Convertible Preferred Stock.

                 "Junior Stock" has the meaning set forth in Section 2 below.

                 "Lien" means, with respect to any property or other asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or title retention agreement having substantially the same economic effect as any of the foregoing).

                 "Liquidation Preference" has the meaning set forth in Section 4 below.

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                 "Mandatory Conversion Date" has the meaning set forth in
Section 5(b) below.

                 "Mandatory Conversion Notice" has the meaning set forth in
Section 5(b) below.

                 "Metropolitan Area" means the metropolitan areas in which the Corporation, as of the Issue Date, has a Fiber Network and other metropolitan areas deemed in the reasonable business judgment of the management of the Corporation to provide an opportunity for the building and operation of such a Fiber Network with the reasonable potential to produce financial results for the Corporation at least substantially comparable to the metropolitan areas in which the Corporation has such operational Fiber Networks.

                 "National Securities Exchange" means any national securities exchange and shall include The NASDAQ Stock Market or any successor market thereto.

                 "NASDAQ" means The NASDAQ Stock Market and any related body.

                 "NASDAQ Rule" means any rule or other requirement or any criteria for listing or continued trading of NASDAQ.

                 "Optional Conversion Date" has the meaning set forth in
Section 5(a).

                 "Optional Conversion Notice" has the meaning set forth in
Section 5(a) below.

                 "Parent" means, with respect to any corporation or other entity, an entity that, directly or indirectly, owns, at the time, a majority of the voting interest of such corporation or other entity.

                 "Parity Stock" has the meaning set forth in Section 2 below.

                 "Payment Default" has the meaning set forth in Section 8(b)(ii) below.

                 "Permitted Liens" means (i) Liens on property or assets of a Person existing at the time such Person is merged into or consolidated with the Corporation or any Subsidiary of the Corporation, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of the Corporation or any of its Subsidiaries other than the property or assets subject to such Liens prior to such merger or consolidation; (ii) Liens on Telecommunications Related Assets existing during the time of the construction thereof; (iii) Liens incurred or deposits made to secure the performance of tenders, bids, leases,

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statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business consistent with industry practice; (iv) Liens existing as of the Issue Date; (v) Liens to secure borrowings permitted under Section 8(a)(ii)(A) hereof (including any such liens arising in connection with a Secured Credit Facility); (vi) any Lien on property of the Corporation in favor of the United States of America or any state thereof, or any instrumentality of either, to secure certain payments pursuant to any contract or statute; (vii) any Lien for taxes or assessments or other governmental charges or levies not then due and payable or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP);
(viii) easements, rights-of-way, licenses and other similar restrictions on the issue of properties or minor imperfections of title that, in the aggregate, are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business or the Corporation or its Subsidiaries; (ix) any Lien to secure obligations under workmen's compensation laws or similar legislation, including any Lien with respect to judgments that are not currently dischargeable; (x) any statutory warehousemen's, materialmen's or other similar Liens for sums not then due and payable (or which, if due and payable are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP): (xi) any interest or title of a lessor in property subject to a Capital Lease Obligation; (xii) Liens to secure any Vendor Debt; provided that such Liens do not extend to any property or assets other than the property or assets the acquisition of which was financed by such Indebtedness;
(xiii) Liens in favor of the Corporation or any Restricted Subsidiary; (xiv) Liens on property or assets of a Person existing prior to the time such Person is acquired by the Corporation as a result of (a) Investments by the Corporation or a Restricted Subsidiary in or in respect of a Person to the extent the consideration for such Investment consists of shares of Qualified Stock of the Corporation or (b) Investments in certain joint venture entities, provided that such Liens were in existence prior to the contemplation of such Investment and do not secure any property or assets of the Corporation or any of its Subsidiaries other than the property or assets subject to such Liens prior to such Investment; (xv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xvi) Liens on the escrow account for the 2007 Notes and all funds and securities therein securing only the 2007 Notes equally and ratably; and (xvii) Liens to secure any permitted extension, renewal refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (i) through
(v) and (xii), provided that such Liens do not extend to any other property or assets and the principal amount of the Indebtedness secured by such Liens is not increased.

                 "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

                 "Preferred Stock" means, with respect to any person, Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

                 "Pro Forma EBITDA" means, for any Person, for any period, the EBITDA of such Person as determined on a consolidated basis in accordance with GAAP consistently applied, after giving effect to the following: (i) if, during or after such period, such Person or any of its Subsidiaries shall have made any Asset Sale, Pro Forma EBITDA for such Person and its Subsidiaries for such period shall be reduced by an amount equal to the Pro Form EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the Pro Forma EBITDA (if negative) directly attributable thereto for such period and (ii) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person, Pro Forma EBITDA shall be computed so as to give pro forma effect to such Asset Sale or the acquisition of such Person or business, as the case may be, as if such acquisition had been completed as of the beginning of such period, and (iii) if, during or after such period, such Person or any of its Subsidiaries incurs any Indebtedness (including without limitation, any Acquired Indebtedness) or issues any Disqualified Stock, Pro Forma EBITDA shall be computed so as to give pro forma effect (including pro forma application of the proceeds therefrom) thereto as if such Indebtedness or Disqualified Stock had been incurred as of the beginning of such period.

                 "Purchase Agreements" means the Purchase Agreement dated February 18, 2000 between the Corporation and The Huff Alternative Income Fund, L.P. ("Huff"), the Purchase Agreement dated February 18, 2000 among the Corporation, Greenwich Street Capital Partners II, L.P., GSCP Offshore Fund, L.P., Greenwich Fund, L.P., Greenwich Street Employees Fund, L.P. and TRV Executive Fund L.P. (collectively, "Greenwich"), and the Purchase Agreement dated February 18, 2000 between the Corporation and The Honeywell International Inc. Master Retirement Trust ("Honeywell").

                 "Qualified Stock" of any Person means a class of Capital Stock other than Disqualified Stock.

                 "Record Date" has the meaning set forth in Section 3(a) below.

                 "Refinancing Indebtedness" means Indebtedness issued in exchange for, or the proceeds of which are used to refinance, repurchase, replace, refund or defease other Indebtedness.

                 "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Issue Date among the Corporation, The Huff Alternative Income Fund, L.P., Greenwich Street Capital Partners II, L.P., GSCP Offshore Fund, L.P., Greenwich Fund, L.P., Greenwich Street Employees Fund, L.P. and TRV Executive Fund L.P. and such other parties as become signatories thereto.

                 "Registration Statement" means a registration statement under the Securities Act filed by the Corporation with the Commission pursuant to the provisions of the Registration Rights Agreement.

                 "Restricted Subsidiary" means any Subsidiary of the Corporation that has not been classified as an "Unrestricted Subsidiary".

                 "Rights" means rights, options or warrants for the purchase of, or securities convertible into or exchangeable for, common stock.

                 "Rule 144" means Rule 144 promulgated under the Securities Act, as such Rule may be amended from time to time, or any similar rule (other than Rule 144A) or regulation hereafter adopted by the Commission providing for offers and sales of securities made in compliance therewith resulting in offers and sales by subsequent holders that are not affiliates of an issuer of such securities being free of the registration and prospectus delivery requirements of the Securities Act.

                 "Rule 144A" means Rule 144A promulgated under the Securities Act, as such Rule may be amended from time to time, or any similar rule (other than Rule 144) or regulation hereafter adopted by the Commission.

                 "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

                 "Secured Credit Facility" means the AT&T Facility and the Goldman Facility each as in effect on the Issue Date, and additional secured credit agreements to which the Corporation is or becomes a party, in an aggregate amount not to exceed $35.0 million, and all related amendments, notes, collateral documents, guarantees, instruments and other agreement executed in connection therewith, as the same may be amended, modified, supplemented, restated, renewed, extended, refinanced, substituted or replaced from time to time.

                 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                 "Senior Stock" has the meaning set forth in Section 2 below.

                 "Shelf Registration Statement" means a Registration Statement with respect to the offer and sale of shares of Series A Convertible Preferred Stock (and the shares of Common Stock issuable upon conversion of, or payable as dividends on, such shares of Series A Convertible Preferred Stock) by the holders thereof.

                 "Stated Value" has the meaning set forth above.

                 "Stockholder Approval" means the affirmative vote of the holders of a majority of the shares of the Corporation's Common Stock present in person or by proxy at a meeting of the stockholders of the Corporation duly called and held (and at which a quorum is present).

                 "Subsidiary" means, with respect to any Person, (i) any corporation more than 50% of the outstanding shares of Voting Stock of which is owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person, (ii) any general partnership, joint venture or similar entity, more than 50% of the outstanding partnership or similar interests in which are owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person and (iii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner.

                 "Successor" has the meaning set forth in Section 8(b) below.

                 "Surviving Entity" has the meaning set forth in Section 8(b)(i) below.

                 "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communication-related network equipment, software and other devices for use in (i) above or (iii) evaluating, participating or pursuing any other activity or opportunity that is related to those specified in (i) or (ii) above.

                 "Telecommunications Related Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

                 "Total Equity Market Capitalization" of any Person means, as of any day of determination, the sum of (1) the product of (A) the aggregate number of outstanding primary shares of common stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into or exercisable for, shares of common stock of such person) multiplied by (B) the average closing price of such common stock over the 20 consecutive trading days immediately preceding such day, plus (ii) the liquidation value of any outstanding shares of Preferred Stock of such Person on such day.

                 "Total Market Capitalization" of any Person mean, as of any day of determination, the sum of (1) the consolidated Indebtedness of such Person and its Subsidiaries on such day, plus (2) the product of (i) the aggregate number of outstanding primary shares of common stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of such Person) and
(ii) the average closing price of such common stock of the 20 consecutive trading days immediately preceding such day, plus (3) the liquidation value of any outstanding shares of Preferred Stock of such Person on such day, less (4) cash and cash equivalents as presented on such Person's consolidated balance sheet on such date. If no such closing price exists with respect to shares of such common stock, the value of such shares for purposes of clause (2) of the preceding sentence shall be determined by an Independent Financial Advisor retained by the Corporation, subject to the prior approval of the Holders of a majority of the outstanding shares of Series A Convertible Preferred Stock.

                 "Transfer Agent" means the entity designated from time to time by the Corporation to act as the registrar and transfer agent for the Series A Convertible Preferred Stock.

                 "12.75% Preferred Stock" has the meaning set forth in Section 2 below.

                 "Unrestricted Subsidiary" means any Subsidiary of the Corporation that the Corporation has classified as an "Unrestricted Subsidiary" and that has not been reclassified as a Restricted Subsidiary, pursuant to the terms of each of the indentures governing the Existing Notes.

                 "Value Report" has the meaning set forth in Section 5(f) below.

                 "Vendor Debt" means any purchase money Indebtedness of the Corporation or any Subsidiary incurred in connection with the acquisition of Telecommunications Related Assets.

                 "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or at the times that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

                 "Warrants" means the warrants exercisable to purchase shares of Common Stock issued by the Corporation pursuant to the Purchase Agreements, including, without limitation, the Change in Control Warrants (as defined in the Purchase Agreements).

                 2.       Ranking

                 The Series A Convertible Preferred Stock shall, with respect to dividend rights and rights on the liquidation, winding-up and dissolution of the Corporation (as provided in Sections 3 and 4 below), rank (i) to the extent described below, senior to all classes of common stock and to each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors other than the Parity Stock and the Senior Stock (collectively referred to as "Junior Stock"), (ii) to the extent described below, on a parity with the Series A and Series B 12.75% Junior Redeemable Preferred Stock (the "12.75% Preferred Stock") and each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors with the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of the Series A Convertible Preferred Stock, voting or consenting as a single class, the terms of which expressly provide that such class or series ranks on a parity with the Series A Convertible Preferred Stock as to dividend rights and rights on the liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Parity Stock") and (iii) junior to the 14.75% Redeemable Preferred Stock (the "14.75% Preferred Stock") and any future class of Preferred Stock established hereafter by the Board of Directors with the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of the Series A Convertible Preferred Stock, voting or consenting as a single class, the terms of which expressly provide that such class ranks senior to the Series A Convertible Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as the "Senior Stock").

                 3.       Dividends

                 (a) Beginning on the date of issuance of any shares of Series A Preferred Stock, the Holders of such shares of the Series A Convertible Preferred Stock shall be entitled to receive prior and in preference to (except as set forth below in Section 3(k)) declaration or payment of any dividend or distribution to the holders of any Junior Stock, and in addition to and not in limitation of the dividend rights provided in Section 3(g) below, dividends which shall accrue cumulatively on each share of Series A Convertible Preferred Stock at the rate and in the manner prescribed in this
Section 3 from and including the date of issuance of such shares of Series A Preferred Stock through the earliest of (i) the date on which the conversion of such share of Series A Convertible Preferred Stock is effected or (ii) the date on which the Liquidation Preference in respect of the shares of Series A Convertible Preferred Stock is paid to the Holder of such shares in connection with the liquidation of the Corporation. The date on which the Corporation initially issues any share of Series A Convertible Preferred Stock shall be deemed to be its "date of issuance" regardless of the number of times a transfer of such share of Series A Convertible Preferred Stock is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share of Series A Convertible Preferred Stock.

                 (b) Dividends shall accrue on a daily basis from the date of issue on each share of Series A Convertible Preferred Stock at a rate per annum (computed on the basis of a 360-day year of twelve 30-day months), compounded quarterly (on each March 31, June 30, September 30 and December 31), of 7.0% of the Stated Value thereof plus 7.0% of the amount of the accrued but unpaid dividends thereon (such rate being subject to adjustment as provided in Sections 3(f), 3(h) and 3(j) below). Such dividends shall be paid in Common Stock (with the number of shares of Common Stock being calculated for such purpose in the same fashion as is set forth under Section 5(c) below).

                 (c) Dividends on the Series A Convertible Preferred Stock shall accrue whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. The Corporation shall take all actions required or permitted under the DGCL to permit the payment of dividends on the Series A Convertible Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL, to make or keep funds legally available for the payment of dividends.

                 (d) Except as provided in Section 5(c) below, nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on shares of the Series A Convertible Preferred Stock at any time.

                 (e) No dividend whatsoever (other than dividends payable in Common Stock) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series A Convertible Preferred Stock unless all dividends on all outstanding shares of Senior Stock for all preceding dividend periods in respect of such Senior Stock have been declared and paid, or declared and a sufficient sum set apart for the payment thereof.

                 (f) In the event of a Change of Control, and commencing as of the date such Change of Control is effective, cumulative dividends on the Series A Convertible Preferred Stock shall be reset to accrue at the rate per annum (computed on the basis of a 360-day year of twelve 30-day months), compounded quarterly as aforesaid, of 20.0% of the Stated Value thereof, plus accrued but unpaid dividends thereon.

                 (g) In addition to and not in limitation of the dividends provided for in Sections 3(a), 3(f) and 3(h) herein, the Holders of Series A Convertible Preferred Stock shall be entitled to receive dividends and other distributions equivalent to those declared or paid on Common Stock (including dividends and distributions of cash, property, assets, debt securities or Rights, but excluding any Rights covered by Sections 6(a), 6(b) or 6(c) below), determined as if the Series A Convertible Preferred Stock has been converted into Common Stock at the then effective Conversion Price and Dividend Shares have been distributed as contemplated by Section 5(c) below, and payable when, as and if declared by the Board of Directors on such Common Stock.

                 (h) Notwithstanding the provisions of Section 3(b) above, if the Corporation fails to obtain the Stockholder Approval prior to the expiration of 100 days following the Issue Date (to the extent such approval is required to permit, without contravention of any NASDAQ Rule, the issuance of shares of Series A Convertible Preferred Stock and Warrants which, in the aggregate, are convertible into or exchangeable for, or with respect to which dividends are payable in, Common Stock that exceeds 20% of the total outstanding Common Stock immediately prior to the Issue Date) then (i) the dividend rate of the Series A Convertible Preferred Stock shall be reset to accrue from and after the Issue Date at the rate per annum (computed on the basis of a 360-day year of twelve 30-day months), compounded quarterly as aforesaid, of 15.0% of the Stated Value thereof plus accrued but unpaid dividends thereon and (ii) other than the Initial Shares, no other shares of Series A Convertible Stock shall be issued by the Corporation.

                 (i) Notwithstanding any other provision of this Section 3, if at any time both the provisions of Section 3(f) and Section 3(h) apply, dividends on the Series A Convertible Preferred Stock shall accrue at the rate prescribed in Section 3(f) from and after the date a Change of Control is effective.

                 (j) Subject to the terms and provisions of the Registration Rights Agreement:

                          (i) If the Corporation fails to file a Shelf Registration Statement prior to the Filing Date or the Shelf Registration Statement is not declared effective prior to the Effectiveness Date, or the Shelf Registration Statement is filed and declared effective prior to the Effectiveness Date but shall thereafter cease to be effective (at any time that the Corporation is obligated to maintain the effectiveness thereof) without being succeeded within 45 days by an additional Shelf Registration Statement, filed and declared effective, then, in recognition that the limited liquidity of the Series A Convertible Preferred Stock has deleteriously affected its value, additional dividends (the "Additional Dividends") shall accrue and cumulate on the Series A Convertible Preferred Stock as set forth in paragraphs (ii),
                 (iii) and (iv) below, respectively.

                          (ii) if the Shelf Registration Statement is not filed prior to the Filing Date, Additional Dividends shall accrue and cumulate on the Series A Convertible Preferred Stock over and above the stated dividend at a rate of 0.50% per annum.

                          (iii) If the Shelf Registration Statement is not declared effective prior to the Effectiveness Date, Additional Dividends shall accrue and cumulate on the Series A Convertible Preferred Stock over and above the stated dividend at a rate of 0.50% per annum.

                          (iv) If the Shelf Registration Statement has been declared effective and ceases to be effective at any time that the Corporation is obligated to maintain the effectiveness thereof, unless an additional Shelf Registration Statement has been filed and declared effective within 45 days of the date on which the Shelf Registration Statement ceases to be effective, then Additional Dividends shall accrue on the Series A Convertible Preferred Stock over and above the stated dividend rate of 0.50% per annum commencing on the 45th day following the day such Shelf Registration Statement ceases to be effective.

                          (v)     Notwithstanding paragraphs (i)-(iv) of this
                 Section 3(j), the Additional Dividends payable hereunder shall not exceed in the aggregate 0.50% per annum. In addition, (1) upon the filing of the Shelf Registration Statement (in the case of Section 3(j)(ii) above), (2) upon the effectiveness of the Shelf Registration Statement (in the case of Section 3(j)
                 (iii) above) or (3) upon the effectiveness of the Shelf Registration Statement that had ceased to remain effective (in the case of Section

                 3(j)(iv) above), the dividend rate on the Series A Convertible Preferred Stock shall revert to the dividend rate set forth in
                 Section 3(a), 3(f) or 3(h), as applicable, and Additional Dividends on the Series A Convertible Preferred Stock shall cease to accrue and cumulate.

                 (k) Notwithstanding anything to the contrary herein, but subject to Section 8(e) below, and provided that all dividends which are then required to be paid under Section 3(g) above and Section 5(c) below have been paid in full (i) the Corporation may be permitted to pay dividends on Junior Stock consisting of Junior Stock and may be permitted to pay dividends on Parity Stock consisting of Junior Stock or Parity Stock, and (ii) the Corporation may pay cash dividends and make other cash distributions on Parity Stock or Junior Stock to the extent such payments are permitted by the Corporation's outstanding debt instruments.

                 4.       Liquidation Preference

                 Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, each Holder of shares of the Series A Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after payment to the holders of any then outstanding Senior Stock (including, without limitation, the 14.75% Preferred Stock), but before any distribution is made on any Junior Stock (including, without limitation, Common Stock), an amount (such amount the "Liquidation Preference") equal to the greater of (i) the Stated Value per share of Series A Convertible Preferred Stock held by such Holder plus, to the extent permitted by law, an amount in cash equal to all accrued and unpaid dividends thereon (including accrued but unpaid dividends on such dividends) through the date fixed for liquidation, dissolution or winding-up ("Accrued Dividends") and (ii) the liquidation value attributable to the shares of Common Stock into which such shares of Series A Convertible Preferred Stock are then convertible on an as-if-converted basis plus Accrued Dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation available for distribution to its stockholders, after payment of all amounts required to be paid to the holders of any then outstanding Senior Stock, are not sufficient to pay in full all amounts payable to the holders of outstanding shares of Series A Convertible Preferred Stock and all other Parity Stock, the Holders of the Series A Convertible Preferred Stock and the Parity Stock shall share equally and ratably in any distribution of assets of the Corporation in proportion to the full liquidation preference and accrued and unpaid dividends to which each is entitled. After payment of the full amount of the Liquidation Preference, the Holders of the Series A Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets of the Corporation. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other entities, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding up of the business of the Corporation.

                 5.       Conversion.

                 (a) Optional Conversion. Subject to the terms and conditions of this Section 5, the Holder of any share or shares of Series A Convertible Preferred Stock shall have the right, at such Holder's option at any time or from time to time, to convert all or any such shares of Series A Convertible Preferred Stock into such number of fully paid and non-assessable shares of Common Stock (the "Conversion Shares") as is obtained by dividing:

                          (i)     (x) the number of shares of Series A
                 Convertible Preferred Stock so to be converted, multiplied by
                 (y) the Stated Value of such shares; by

                          (ii) the conversion price of $7.91 per share of Series A Convertible Preferred Stock (as adjusted upon the occurrence of any event described in Section 6 hereof, the "Conversion Price").

                 Such rights of conversion shall be exercised by the Holder thereof by giving written notice (the "Optional Conversion Notice") to the Corporation that the Holder elects to convert a stated number of shares of Series A Convertible Preferred Stock into Conversion Shares and by surrender of a certificate or certificates representing such shares of Series A Convertible Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), at the office of the Transfer Agent at any time during its usual business hours, together with a statement of the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock shall be issued. The date with respect to any optional conversion of Series A Convertible Preferred Stock is effective (the "Optional Conversion Date") shall be the date on which the Optional Conversion Notice, together with the shares of Series A Convertible Preferred Stock to be converted pursuant to such notice, have been delivered and received in accordance with this Section 5.

                 (b) Mandatory Conversion. If not converted by the Holders thereof on or prior to the third anniversary of the Issue Date (the "Conversion Trigger Date"), the Series A Convertible Preferred Stock may be converted by the Corporation into Conversion Shares at the Conversion Price if, for any period of 30 consecutive trading days following the Conversion Trigger Date, the closing price for the Common Stock is equal to or greater than 175% of the Conversion Price on each of such trading days. In the event the Corporation determines to effect such mandatory conversion of the Series A Convertible Preferred Stock, the Corporation shall, within 30 days after the expiration of the 30 day trading period described above, send written notice (the "Mandatory Conversion Notice") by first class mail, postage prepaid, to each Holder of record of the Series A Convertible Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for conversion of any shares of Series A Convertible Preferred Stock, except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was finally judicially determined by a court of competent jurisdiction to be defective. The Mandatory Conversion Notice shall state :

                                  (A)      the date fixed, which shall in no
                          event be later than 30 days after the date of the Mandatory Conversion Notice, for mandatory conversion of the Series A Convertible Preferred Stock (the "Mandatory Conversion Date");

                                  (B)      the Conversion Price;

                                  (C)      that the Holder is to surrender to
                          the Corporation, at the offices of the Transfer Agent and in the manner designated, his certificate or certificates representing the shares of Series A Convertible Preferred Stock to be converted;

                                  (D)      that dividends of the shares of
                          Series A Convertible Preferred Stock converted shall cease to accumulate on such Mandatory Conversion Date; and

                                  (E)      that the Holder shall receive a
                          number of Conversion Shares equal to (i) (x) the number of shares of Series A Convertible Preferred Stock held by such Holder, multiplied by (y) the stated value of such shares; divided by (ii) the Conversion Price

                 Following receipt of the Mandatory Conversion Notice, each Holder of shares of Series A Convertible Preferred Stock shall surrender the certificate or certificates representing such shares of Series A Convertible Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), at the office of the Transfer Agent at any time during its usual business hours in the manner designated in the Mandatory Conversion Notice, together with a statement of the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for Conversion Shares shall be issued.

                 (c) Treatment of Accrued Dividends Upon Conversion. Upon any conversion of shares of Series A Convertible Preferred Stock, all accrued but unpaid dividends thereon (including accrued but unpaid dividends on such dividends) through the Conversion Date shall be automatically converted into shares of Common Stock. The number of shares of Common Stock payable to such Holder pursuant to this Section 5(c) (such shares, together with any shares payable as dividends under Section 3(b), the "Dividend Shares") shall be determined as follows:

                          (i) in the event that the Stockholder Approval either (A) is not required in order to permit the issuance of shares of Series A Convertible Preferred Stock which, in the aggregate, are convertible into Common Stock that exceeds 20% of the total outstanding Common Stock immediately prior to the Issue Date without the violation, breach or contravention of a NASDAQ Rule or (B) has been obtained, by dividing (x) the aggregate amount of accrued but unpaid dividends payable with respect to the shares of Series A Convertible Preferred Stock being converted by (y) the Conversion Price; or

                          (ii)    in the event that the Stockholder Approval
                 (A) is required in order to permit the issuance of shares of Series A Convertible Preferred Stock which, in the aggregate are convertible into Common Stock that exceeds 20% of the total outstanding Common Stock immediately prior to the Issue Date without the violation, breach or contravention of any NASDAQ Rule and (B) has not been obtained, by dividing (x) the aggregate amount of accrued but unpaid dividends payable with respect to the shares of Series A Convertible Preferred Stock being converted by (y) the closing price of the Common Stock on the trading day immediately preceding the Issue Date (with such closing price being adjusted in accordance with the provisions of Section 6(f) upon the occurrence of any event specified in Section 6(a) or 6(b) below, as if such closing price were the Conversion Price).

                 (d) Procedures for Conversion. Promptly after the receipt by the Corporation of the surrendered certificate or certificates for the share or shares of Series A Convertible Preferred Stock being converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the Holder, registered in such name or names as such Holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole Conversion Shares issuable upon conversion of such share or shares of Series A Convertible Preferred Stock plus, the number of whole Dividend Shares issuable in respect of accumulated dividends pursuant to Section 5(c) above. With respect to each conversion of Series A Convertible Preferred Stock, to the extent permitted by law, such conversion shall be deemed to have been effected and the applicable Conversion Price shall be determined as of the close of business on the applicable Conversion Date, and at such time the rights of the Holder of such share or shares of shall cease and (i) with respect to any conversion pursuant to Section 5(a) above, the person or persons in whose name or names any certificate or certificates representing Conversion Shares and Dividend Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby or
(ii) with respect to any conversion pursuant to Section 5(b) above, each certificate representing the share or shares of Series A Preferred Stock shall represent only the right of the Holder to receive a certificate or certificates representing the Conversion Shares and Dividend Shares to which he is entitled upon surrender of such certificate or certificates. As used herein, the term "Conversion Date" shall mean the Optional Conversion Date or the Mandatory Conversion Date, as applicable.

                 In the event that, in connection with a conversion pursuant to
Section 5(a) above, less than all of the shares represented by any surrendered certificate or certificates are converted into Conversion Shares, a new certificate representing the shares of Series A Convertible Preferred Stock not so converted shall be issued in the name or names or the persons designated by the Holder to receive such shares, subject to compliance with applicable laws to the extent such designation shall involve a transfer.

                 No fractional shares of Common Stock shall be issued upon conversion of the Series A Convertible Preferred Stock or upon issuance of Dividend Shares and the number of Conversion Shares and Dividend Shares to be issued shall be rounded to the nearest whole share. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this paragraph, be delivered upon any such conversion or upon issuance of Dividend Shares, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the Holder surrendering the Series A Convertible Preferred Stock for conversion an amount in cash equal to the Current Market Value of such fractional interest.

                 In addition, no shares of Series A Convertible Preferred Stock may be converted unless, prior to such conversion, any (i) applicable Hart-Scott-Rodino Act waiting period shall have expired; (ii) any consent, approval, authorization or order of the United States Federal Communications Commission necessary to allow such conversion shall have been obtained; and
(iii) any consent, approval, authorization or order of any U.S. state telecommunications regulatory authority or commission necessary to allow such conversion shall have been obtained, except where the absence of such state telecommunications regulatory authority or commission consent, approval, authorization or order would not have a material adverse affect on the Corporation.

                 (e) Current Market Value. For the purposes of any computation under this Certificate of Designation, the Current Market Value per share of Common Stock or of any other security (such share of Common Stock or other security herein referred to as a "security") at any date herein specified shall equal:

                          (i) if the security is not registered under the Exchange Act, the value of the security determined as of such date by an Independent Financial Advisor selected by the Holders of a majority of the outstanding shares of Series A Convertible Preferred Stock, subject to the approval of the Corporation, such approval not to be unreasonably withheld, for the purpose of making such determination; or

                          (ii) if the security is registered under the Exchange Act, the average of the daily market prices of the security for the 20 consecutive trading days immediately preceding such date or, if the security has been registered under the Exchange Act for less than 20 consecutive trading days before such date, the average of the daily market prices for all trading days preceding such date for which daily market prices are available. The daily market price for each such trading day shall be: (A) in the case of a security listed or admitted to trading on any National Securities Exchange, the closing sales price, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, on the principal National Securities Exchange on which such security is listed or admitted, (B) in the case of a security not then listed or admitted to trading on any National Securities Exchange, the last reported sale price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation source designated by the Corporation, (C) in the case of a security not then listed or admitted to trading on any National Securities Exchange and as to which no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation source or a newspaper of general circulation in The City of New York customarily published on each Business Day, designated by the Corporation, or, if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported on the most recent day (not more than 10 days prior to the date in question) for which prices have been so reported or
                 (D) if the prices specified in clause (A), (B) or (C) are not available, the Current Market Value of a security shall be determined as if such security were not registered under the Exchange Act.

                 (f) Value Determination. If required pursuant to Section 5(e)(i), the Current Market Value shall be deemed to be equal to the value determined by an Independent Financial Advisor and set forth in a written report by such Independent Financial Advisor (a "Value Report"). In making any determination of Current Market Value, such Independent Financial Advisor shall
(i) use one or more valuation methods that, in its best professional judgment, it determines to be most appropriate and (ii) not take into account any discount for minority interests or lack of liquidity of the relevant security. The Corporation shall cause such Independent Financial Advisor to deliver the Value Report to the Board of Directors and Corporation, within 25 days of the appointment of such Independent Financial Advisor. The Value Report shall state the Current Market Value of the Common Stock and/or any other securities being valued, as of the date of determination, and shall contain a brief statement as to the nature and scope of the examination or investigation upon which the determination of value was made. The Corporation shall make the Value Report available for inspection by the Holders of Series A Convertible Preferred Stock. Any determination of Current Market Value in accordance with the provisions of this Section 5(f) shall be conclusive as to all Persons absent manifest error.

                 6. Adjustments. The Conversion Price and the number of Conversion Shares issuable upon conversion of the Series A Convertible Preferred Stock shall be subject to adjustment from time to time as follows:

                 (a) Adjustments for Change in Common Stock. If the Corporation at any time after the date of this Agreement:

                          (i)     pays a dividend or makes any other
                 distribution with respect to shares of its Common Stock in shares of any class or series of its capital stock, or other securities;

                          (ii) subdivides its outstanding shares of Common Stock into a greater number of shares;

                          (iii) combines its outstanding shares of Common Stock into a smaller number of shares; or

                          (iv) issues any shares of its capital stock in a reclassification of the shares of its Common Stock (other than a reclassification in connection with a merger, consolidation or other business combination governed by Section 6(h) hereof);

                 The number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, shall be proportionately adjusted so that the Holder of any share or shares of Series A Convertible Preferred Stock converted after such time shall be entitled to receive the aggregate number of Conversion Shares and/or shares of other capital stock or other securities of the Corporation which, if such share or shares had been converted immediately prior to such date, such Holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. An adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

                 If at any time, as a result of an adjustment made pursuant to this Section 6(a), the Holder of any share or shares of Series A Convertible Preferred Stock thereafter converted becomes entitled to receive any securities other than Conversion Shares, the number of such other securities so receivable upon exercise of such share or shares of Series A Convertible Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Conversion Shares issuable upon conversion of the Series A Convertible Preferred Stock contained in this Section 6(a).

                 (b) Rights; Options; Warrants. If, at any time after the Issue Date, the Corporation shall issue or sell Rights (other than in an issuance subject to Section 6(a) hereof and any Rights referred to in Section 6(c)(iv) below) to all holders of shares of Common Stock, which Rights entitle the holders thereof to acquire shares of Common Stock at a price per share of Common Stock (determined by dividing (x) the sum of (A) the total amount receivable or received by the Corporation in consideration of the sale and issuance of such Rights, plus (B) the total consideration payable to the Corporation upon exercise, conversion or exchange thereof, by (y) the total number of shares of Common Stock covered by such Rights) that is lower than the Current Market Value price per share of Common Stock as of the record date for such issuance, the number of Conversion Shares thereafter shall be determined by multiplying the number of shares of Conversion Shares theretofore issuable upon the conversion of each share of Series A Convertible Preferred Stock by a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding immediately prior to the issuance of such Rights, plus (B) the number of shares of Common Stock offered for subscription or purchase pursuant to such Rights, and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding immediately prior to the issuance of such Rights, plus (B) the number of shares which the aggregate offering price of the total number of shares of Common Stock offered pursuant to such

Rights would purchase at the then Current Market Value per share of Common Stock, as of the record date for such issuance. Such adjustment shall be made successively whenever such Rights are issued or sold and shall become effective on the date of issuance or sale retroactive to the record date for the determination of stockholders entitled to receive such Rights.

                 (c) Issuance of Shares of Common Stock at Lower Values. If, at any time after the Issue Date, the Corporation shall issue or sell any share of Common Stock or Right (excluding (i) any Right issued or sold in any transaction covered by Section 6(a) or Section 6(b) hereof, (ii) any share of Common Stock issued or sold pursuant to a Right outstanding on the date of the Issue Date, (iii) any Right issued pursuant to the terms and conditions of a Purchase Agreement, including the Change In Control Warrants, (iv) any share of Common Stock issued or sold pursuant to a Right, if on the date such Right was issued, the exercise, conversion or exchange price per share of Common Stock with respect thereto was at least equal to the Current Market Value per share of Common Stock, (v) any share of Common Stock or Right issued or sold as consideration when any corporation or business is acquired, merged into or becomes part of the Corporation or a subsidiary of the Corporation in an arm's-length transaction between the Corporation and a Person other than an Affiliate of the Corporation, (vi) any Rights which may be issued under a "shareholders' rights" plan and which trade with the Common Stock, (vii) any share of Common Stock or Right issued by the Corporation to its directors, officers or employees or any director, officer or employee of any of its Subsidiaries in the ordinary course of business in connection with any bona fide equity compensation plan, including any stock grant plan, stock option plan, stock purchase plan or pension or profit-sharing plan, and (viii) any shares of Common Stock sold at the then-current market price thereof in a registered underwritten offering) at a price per share of Common Stock (determined in the case of Rights, by dividing (x) the sum of (A) the total amount receivable or received by the Corporation in consideration of the sale and issuance of such Rights, plus (B) the total consideration payable to the Corporation upon exercise, conversion or exchange thereof, by (y) the total number of shares of Common Stock covered by such Rights) that is lower than the Current Market Value per share of Common Stock immediately prior to such sale or issuance, the number of Conversion Shares thereafter issuable upon the conversion of each share of Series A Convertible Preferred Stock shall be determined by multiplying the number of Conversion Shares theretofore issuable upon the conversion of each share of Series A Convertible Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such sale or issuance (determined as provided below), and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding immediately prior to such sale or issuance, plus (B) the number of shares of Common Stock which the aggregate consideration received by the Corporation (determined as provided below) for such sale or issuance would purchase at such Current Market Value per share of Common Stock. Such adjustment shall be made successively whenever such Rights are issued or sold and shall be effective immediately after such issuance or sale.

                 For purposes of any adjustments made pursuant to this Section 6(c), the shares of Common Stock which the holder of any such Right shall be entitled to subscribe for or purchase pursuant to such Right shall be deemed to be issued and outstanding as of the date of the sale or issuance of such Right, and the consideration received by the Corporation therefor shall be deemed to be the consideration receivable or received by the Corporation for such Right, plus the consideration or premiums stated in such Right to be paid for the shares of Common Stock covered thereby. In case the Corporation shall sell and issue any share of Common Stock or any Right, for consideration consisting, in whole or in part, of property other than cash or cash equivalents, then in determining the "price per share of Common Stock" and the "consideration received by the Corporation" for purposes of the first sentence of this Section 6(c), the fair value of said property shall be determined by an Independent Financial Advisor selected by the Holders of a majority of the outstanding shares of Series A Convertible Preferred Stock, subject to the approval of the Corporation, such approval not to be unreasonably withheld, and notice of such determination shall promptly be distributed by the Corporation to each Holder of Series A Convertible Preferred Stock. In case the Corporation shall sell or issue any Right together with one or more other securities as part of a unit at a price per unit, then in determining the "price per share of Common Stock" and the "consideration received by the Corporation" for purposes of the first sentence of this Section 6(c), the fair value of such Right then being sold as part of such unit shall be determined by an Independent Financial Advisor selected by the Holders of a majority of the outstanding shares of Series A Convertible Preferred Stock, subject to the approval of the Corporation, such approval not to be unreasonably withheld, and notice of such determination shall promptly be distributed by the Corporation to each Holder of Series A Convertible Preferred Stock.

                 (d) Expiration of Rights, Options and Conversion Privileges. Upon the expiration of any unexercised Rights the issuance of which previously resulted in an adjustment hereunder, the Conversion Price and the number of Conversion Shares and Dividend Shares issuable upon conversion of each share of Series A Convertible Preferred Stock shall, upon such expiration, be readjusted so that thereafter the Conversion Price and the number of Conversion Shares and Dividend Shares issuable upon conversion of each share of Series A Preferred Stock shall be such as they would have been had they originally been adjusted as if (i) the only shares of Common Stock considered in the adjustment made with respect to such Rights were the shares of Common Stock, if any, actually issued or sold upon the exercise of such Rights and
(ii) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise plus the consideration, if any, actually received by the Corporation for issuance, sale or grant of all such Rights, whether or not exercised; provided that no such readjustment shall have the effect of increasing the Conversion Price by an amount, or decreasing the number of shares of Common Stock issuable upon conversion of each share of Series A Convertible Preferred Stock by a number, in excess of the amount or number, as the case may be, of the adjustment initially made with respect to the issuance or sale of such Rights.

                 (e) De Minimis Adjustments. No adjustment in the Conversion Price or number of Conversion Shares or Dividend Shares issuable upon conversion of any share of Series A Preferred Stock shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Price or number of Conversion Shares and Dividend Shares issuable upon conversion of any share of Series A Convertible Preferred Stock, as the case may be; provided however, that any adjustments which by reason of this Section 6(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one-thousandth of a share or nearest $.0001, as the case may be.

                 (f) Adjustment of Conversion Price. Whenever the number of Conversion Shares issuable upon conversion of any share of Series A Convertible Preferred Stock is adjusted, as herein provided, the Conversion Price per share of Common Stock payable upon conversion of each share of Series A Convertible Preferred Stock shall be adjusted (calculated to the nearest $.0001) so that it shall equal the price determined by multiplying such Conversion Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Conversion Shares issuable upon conversion of any share of Series A Convertible Preferred Stock immediately prior to such adjustment, and the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

                 (g) Adjustments by Board. In addition to the foregoing adjustments, the Board of Directors may (but shall have no obligation to) make any other adjustment, as evidenced by a board resolution delivered to the Holders, to increase the number of Conversion Shares purchasable upon conversion of Series A Convertible Preferred Stock, (and/or the number of Dividends Shares issuable hereunder) or to decrease the Conversion Price (and/or the amount referred to in Section 5(c) (ii) (y) above) as it may, in good faith, deem desirable to protect the rights and benefits of Holders hereunder. Any adjustments made by the Board of Directors pursuant to this
Section 6(g) shall be conclusive absent manifest error.

                 (h) Consolidation, Merger or Sale of Assets; Liquidation. Without limiting the provisions of Section 8(b) below, in the event that, at any time after the Issue Date, the Corporation consolidates with, merges with or into, or sells, transfers or otherwise disposes of all or substantially all of its property and assets to, any Person, and in connection therewith consideration is payable to holders of shares of Common

Stock (or other securities or property into which the Series A Convertible Preferred Stock is then convertible), each share of Series A Convertible Preferred Stock shall, after such consolidation, merger or sale, entitle the Holder thereof to receive, upon conversion, the number of shares of Capital Stock or other securities or property (including cash) of the Corporation, or of such Person resulting from such consolidation or surviving such merger or to which such sale shall be made, or of the parent of such Person, as the case may be, that would have been distributable or payable on account of the shares of Common Stock (or other securities or property purchasable upon conversion of Series A Convertible Preferred Stock) had such Holder's shares of Series A Convertible Preferred Stock been converted (and Dividend Shares distributed) immediately prior to such merger, consolidation or sale (or, if applicable, any record date therefor); and in any such case, the provisions of this Certificate of Designation with respect to the rights and interests thereafter of the Holders of shares of Series A Convertible Preferred Stock shall be appropriately adjusted by the Board of Directors, in good faith, as evidenced by a board resolution delivered to the Holder; so as to be applicable, as nearly as reasonably possible, to any shares of Capital Stock or other securities or any property thereafter deliverable upon conversion of the Series A Convertible Preferred Stock. As a condition precedent to the consummation of any merger, consolidation or sale of assets described in this Section 8(h), the Person resulting from such consolidation or merger or to which such sale has been made, or the parent of such Person, as the case may be, shall have and agree to maintain sufficient Capital Stock or other securities to reasonably ensure compliance with this Section 8(h) and otherwise take such actions as may be reasonably requested by the holder of a majority of the outstanding shares of Series A Convertible Preferred Stock to ensure such compliance.

                 (i) Limitation on Adjustments. Notwithstanding anything to the contrary contained herein, in the event that Stockholder Approval is necessary in order to permit the implementation of the provisions of Sections 6(b) or 6(c),as applicable (or any adjustment to the Conversion Price under Section 6(f) above triggered by an adjustment under Section 6(b) or 6(c)) without contravention of a NASDAQ Rule, (A) Sections 6(b) and 6(c) (and any adjustment to the Conversion Price under Section 6(f) triggered by an adjustment under Section 6(b) or 6(c)) shall not be effective until such Stockholder Approval is obtained, and (B) the Corporation shall not (without the affirmative vote of Holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock, voting or consenting as a single class) engage in any transaction which would trigger an adjustment under Section 6(b) or 6(c) until such Stockholder Approval has been obtained.

                 7.       Voting Rights; Amendment; Waiver

                 (a) The Holders of record of shares of the Series A Convertible Preferred Stock, except as otherwise required under Delaware law or as set forth in this

Certificate of Designation (including without limitation in Sections 7(b), (c) and (d) below), shall not be entitled or permitted to vote on any matter required or permitted to be voted on by the stockholders of the Corporation.

                 (b) The Holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock may, by affirmative vote or consent of such Holders, voting or consenting as a single class, (i) waive compliance by the Corporation with any provisions of this Certificate of Designation; and/or (ii) waive any default by the Corporation of its obligations set forth in Section 8 hereunder; provided that no such waiver may be granted without the consent of each Holder of the then outstanding shares of Series A Convertible Preferred Stock affected thereby if such waiver adversely affects (i) the Conversion Price; (ii) the Conversion Date; (iii) the Liquidation Preference; (iv) the dividend rates hereunder or the form or timing of the payment of dividends hereunder for the Series A Convertible Preferred Stock; or (v) the voting rights of the Series A Convertible Preferred Stock, including, without limitation, under this Section 7(b).

                 (c) The Corporation may not, without the affirmative vote or consent of the Holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock, voting or consenting as a single class,
(i) modify or amend any obligation or covenant of the Corporation hereunder;
(ii) authorize, create (by reclassification or otherwise) or issue any Senior Stock (other than shares of 14.75% Preferred Stock outstanding on the Issue Date and additional shares of 14.75% Preferred Stock issuable as dividends on shares of 14.75% Preferred Stock, including as additional dividends (as defined in the certificate of designation with respect to the 14.75% Preferred Stock) or Parity Stock (other than shares of 12.75% Preferred Stock outstanding on the Issue Date and additional shares of 12.75 Preferred Stock issuable as dividends on shares of 12.75% Preferred Stock, including as additional dividends (as defined in the certificate of designation with respect to the 12.75% Preferred Stock)), or any security convertible into, exchangeable for or evidencing the right to purchase any Senior Stock or Parity Stock; (iii) the Corporation shall not hold any meeting of its stockholders or circulate or provide to its stockholders (or participate or assist in the circulation or provision of) any consent of its stockholders, which meeting of stockholders or consent is being held or circulated or provided for the purpose of considering the approval of a merger or consolidation to which the Corporation is a party, the sale, lease or exchange of all or substantially all of the Corporation's property and assets, or the dissolution of the Corporation, or any transactions similar to any of the foregoing, if such meeting would be held or such consent would be so circulated or provided on a date on or to prior six months after the Final Closing (as such term is defined in the Purchase Agreements) or, if there is no Final Closing, on or prior to six months after the Issue Date; or (iv) amend or otherwise alter or modify its by-laws or its Certificate of Incorporation or this Certificate of Designation so as to affect adversely the powers, rights or privileges of the Holders of the Series A Convertible Preferred

Stock or reduce the time for any notice to which such Holders may be entitled, including without limitation any such amendment, modification or alteration of its bylaws, Certificate of Incorporation or this Certificate of Designation in connection with or as a result of any merger or consolidation of the Corporation; provided that no such modification, amendment, alteration or other change pursuant to the preceding clauses (i) and (iii) of this Section 7(c) may be made without the consent of each Holder of the then outstanding shares of Series A Convertible Preferred Stock affected thereby if it would adversely affect (A) the Conversion Price; (B) the Conversion Date; (C) the Liquidation Preference; (D) the dividend rates hereunder or the form or timing of the payment of dividends hereunder for the Series A Convertible Preferred Stock; or
(E) the voting rights of the Series A Convertible Preferred Stock, including, without limitation, under this Section 7. Any amendment or modification to this Certificate of Designation which is favorable to Huff and does not treat all Holders uniformly shall apply equally to Greenwich.

                 (d) In any case in which the Holders of Series A Convertible Preferred Stock shall be entitled to vote, give a consent, make a determination or take any similar action under this Certificate of Designation or pursuant to Delaware law, each Holder of Series A Convertible Preferred Stock entitled to vote with respect to each such matter shall be entitled to one vote for each share of Series A Convertible Preferred Stock held. For all purposes of voting, giving a consent, making a determination or taking any similar actions are aforesaid, shares of Series A Convertible Preferred Stock held by the Corporation or any of its Subsidiaries shall not be deemed outstanding or entitled to vote.

                 (e) The Corporation in its sole discretion may, without the vote or consent of any Holders of the Series A Convertible Preferred Stock, amend or supplement this Certificate of Designation:

                          (i) to provide for uncertificated Series A Convertible Preferred Stock in addition to or in place of certificated Series A Convertible Preferred Stock; or

                          (ii) to make any change that would provide any additional rights or benefits to the Holders of the Series A Convertible Preferred Stock.

                 8.       Certain Covenants

                 (a) Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock.

                          (i) The Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, for the payment of (collectively, "incur" and correctively, "incurred" and "incurrence") any Indebtedness (including, without limitation, Acquired Indebtedness) and shall not issue any Disqualified Stock and shall not permit any of its Subsidiaries to issue any shares of Subsidiary Preferred Stock; provided that the Corporation may incur Indebtedness (including, without limitation, Acquired Indebtedness) or issue shares of Disqualified Stock or Subsidiary Preferred Stock if the Corporation's Consolidated Leverage Ratio as of the last day of the Corporation's most recently ended fiscal quarter for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred, or such Disqualified Stock or Subsidiary Preferred Stock is issued, as the case may be, would have been greater than zero and less than 5.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Subsidiary Preferred Stock had been issued, as the case may be, at the beginning of such fiscal quarter.

                          (ii) The provisions of Section 8(a)(i) shall not apply to:

                                  (A)      the incurrence of Indebtedness by
                          the Corporation or any Subsidiary pursuant to Credit Agreement(s); provided that the aggregate principal amount of Indebtedness under such Credit Agreement(s) at any one time outstanding under this clause (A) does not exceed $200.0 million for the Corporation and all of its Subsidiaries combined;

                                  (B) Existing Indebtedness (including all amounts that accrue thereon);

                                  (C) the incurrence of Vendor Debt by the Corporation or any Subsidiary; provided that the aggregate principal amount of such Vendor Debt does not exceed 80% of the purchase price or cost of the construction, acquisition or improvement of the applicable Telecommunications Related Assets financed therewith (or 100% of the total cost of the Telecommunications Related Assets financed therewith if such Vendor Debt was extended for the purchase of tangible physical assets and was so financed by the vendor thereof or an affiliate of such vendor);

                                  (D) the incurrence by the Corporation or any of its Restricted Subsidiaries of Refinancing Indebtedness with respect to Indebtedness permitted pursuant to clause (B) and
                          (C) of this paragraph;

                                  (E)      the incurrence of Indebtedness by
                          the Corporation not to exceed, at any one time outstanding, 2.0 times the sum of (1) the net cash proceeds received by the Corporation from the issuance and sale of the Series A Convertible Preferred Stock and the issuance and sale of any other class or series of its Capital Stock (other than Disqualified Stock) from and after the initial date of issuance of the 12.75% Preferred Stock plus
                          (2) the fair market value at the time of issuance of Capital Stock (other than Disqualified Stock) issued in connection with any acquisition of a Telecommunications Corporation, in each case to a Person other than a Subsidiary of the Corporation; and

                                  (F) the incurrence by the Corporation of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $100.0 million;

                          (iii) If an item of Indebtedness is permitted to be incurred or an item of Disqualified Stock or Subsidiary Preferred Stock is permitted to be issued on the basis of one or more of clauses (A) through (F) of Section 8(a)(ii) above, or is permitted to be incurred on the basis of Section 8(a)(i) above, then the Corporation shall, in its sole discretion, classify such item in any manner that complies with Section 8(a) and such item shall be treated as having been incurred pursuant to only one of such clauses of Section 8(a)(ii) or pursuant to Section 8(a)(i). Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form of additional Indebtedness or shares of Capital Stock shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 8(a).

                          (iv) For purposes of this Section 8(a), in the event that the Corporation proposes to incur Indebtedness pursuant to Section 8(a)(ii)(E) hereof, the Corporation shall, simultaneously with the incurrence of such Indebtedness, deliver to the Transfer Agent a resolution of the Board of Directors set forth in an Officer's Certificate stating that the sale or sales of Capital Stock forming the basis for the incurrence of such Indebtedness (i) constitutes an investment in the Corporation and (ii) has not been made for the purpose of circumventing Section 8(a) hereof. In the event that the Corporation rescinds, reverses or unwinds such sale of Capital Stock or otherwise returns or refunds all or any portion of the net cash proceeds of such sale of Capital Stock (whether by dividend, distribution or otherwise) within 270 days of the date of the incurrence of such Indebtedness, such Indebtedness shall be deemed to be incurred on the date of, and immediately after giving effect to, such rescission, reversal, unwinding, return or refund.

                 (b) Merger, Consolidation or Sale of Assets. The Corporation shall not in any transaction or series of transactions consolidate with, or merge with or into any other Person (other than a merger of a Restricted Subsidiary into the Corporation in which the Corporation is the continuing corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the property or assets of the Corporation and the Restricted Subsidiaries taken as a whole, to any other Person (any Person referred to in this Section 8(b) above, a "Successor") unless:

                          (i) either (A) the Corporation is the continuing corporation or (B) the corporation (if other than the Corporation) formed by such consolidation or into which the Corporation is merged, or the Person which acquires, by sale, assignment, transfer, lease, conveyance or other disposition, all or substantially all of the property and assets of the Corporation and the Restricted Subsidiaries taken as a whole (such corporation or Person, the "Surviving Entity"), shall be a corporation organized and validly existing under the laws of the United States of America, any political subdivision thereof, any state thereof or the District of Columbia and the Series A Convertible Preferred Stock shall be converted into or exchanged for, and shall become shares of, such Surviving Entity, successor, transferee or resulting Person, having in respect of such Surviving Entity the same powers, preference and relative participating, optional or other special rights and qualifications, limitations or restrictions thereon, that the Series A Convertible Preferred Stock had with respect to the Corporation immediately prior to such transaction;

                          (ii) immediately after giving effect to such transaction or series of related transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of related transactions) neither of the following events shall have occurred or resulted therefrom (A) the Corporation fails to comply with any of its covenants set forth in this Certificate of Designation and such failure continues for at least 30 consecutive days after receipt by the Corporation of notice of such failure from the Holders of at least 25% of the shares of Series A Convertible Preferred Stock then outstanding or (B) there occurs a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Corporation or any of its Subsidiaries (or the payment of which is guaranteed by the Corporation or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default (x) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (y) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more, at any time, in each case, after a 60-day period during which such Payment Default shall not have been cured or such acceleration rescinded; or

                          (iii) immediately after giving effect to such transaction or series of related transaction on a pro forms basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of related transactions), the Corporation (or the Successor, if the Corporation is not continuing) would (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 8(a)(i) hereof or (B) have a Total Equity Market Capitalization of at least $750 million and total Indebtedness, net of cash and Cash Equivalents (as presented on the Corporation's consolidated balance sheet), in an amount less than 50% of its Total Market Capitalization.

                 (c) Dividend and Other Payment Restrictions Affecting Subsidiaries. The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

                          (i)     (x)  pay dividends or make any other
                 distributions to the Corporation or any of its Restricted Subsidiaries on its Capital Stock or (y) pay any Indebtedness owed to the Corporation or any of its Restricted Subsidiaries;

                          (ii) make loans or advances to the Corporation or any of its Restricted Subsidiaries;

                          (iii) transfer any of its properties or assets to the Corporation or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

                                  (1)      Existing Indebtedness as in effect
                 on the Issue Date;

                                  (2)      any Credit Agreement creating or
                 evidencing Indebtedness permitted by Section 8(a)(ii)(A) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof;

                                  (3)      any encumbrance or restriction
                 pursuant to an agreement relating to an acquisition of assets or property, so long as the encumbrances or restrictions in any agreement relate solely to the assets of property so acquired;

                                  (4)      this Certificate of Designation or
                 the Series A Convertible Preferred Stock;

                                  (5)      applicable law;

                                  (6)      customary provisions restricting
                 subletting or assignment of any lease of the Corporation or any Restricted Subsidiary;

                                  (7)      customary provisions in certain
                 agreements that restrict the assignment of such agreement or any rights thereunder;

                                  (8) purchase money obligations or Vendor Debt for property acquired in the ordinary course of business that impose restrictions of the nature described in Section 8(c)(iii) on the property so acquired;

                                  (9)      any encumbrance or restriction
                 relating to any Indebtedness of any Restricted Subsidiary existing on the date on which such Restricted Subsidiary is acquired by the Corporation or any Restricted Subsidiary (other than Indebtedness issued by such Restricted Subsidiary in connection with or in anticipation of its acquisition);

                                  (10)     any temporary encumbrance or
                 restriction with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

                                  (11) any restriction on the sale or other disposition of assets or property securing Indebtedness as a result of a Permitted Lien on such assets or property; and

                                  (12)     Refinancing Indebtedness; provided
                 that such encumbrances or restrictions are not materially more restrictive than those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

                 (d) Reports. Whether or not the Corporation is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Corporation shall file with the Commission the annual reports, quarterly reports and other documents which the Corporation would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Corporation were subject thereto, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Corporation would have been required to file them. The Corporation shall also (whether or not it is required to file reports with the Commission), within 30 days of each Required Filing Date,
(1) transmit by mail to all Holders of the Series A Convertible Preferred Stock, as their names and addresses appear on the records of the Transfer Agent and to any Persons that request such reports in writing, without cost to such holders or Persons, and (ii) file with the Transfer Agent copies of the annual reports, quarterly reports and other documents (without exhibits) which the Corporation has filed or would have filed with the Commission pursuant to
Section 13(a) or 15(d) of the Exchange Act, any successor provisions thereto or this covenant. The Corporation shall not be required to file any report or other information with the Commission if the Commission does not permit such filing.

                 (e) Default. Unless such default is waived by the Holders of the Series A Convertible Preferred Stock in the manner set forth in
Section 7(b), in the event of any default by the Corporation in the performance of any covenant set forth in this Section 8, if such default is not cured by the Corporation within 30 days following notice to the Corporation from Holders of no less than 25% of the outstanding shares of Series A Convertible Preferred Stock of the existence of such default, or if the Corporation is in default in its obligations under Section 3(g) or 5(c) or clause (ii) of Section 7(c) above, the Corporation shall not, throughout the period such default is continuing, declare, pay or set aside for payment any dividends on any Junior Stock or Parity Stock (or pay-in-kind dividends pursuant to the certificate of designation for the 12.75% Preferred Stock) or purchase or redeem any shares of Junior Stock or Parity Stock (other than mandatory redemption pursuant to the certificate of designation of the 12.75% Preferred Stock). Nothing in this Section 8(e) is intended to limit any other right or remedy to which the Holders of Series A Convertible Preferred Stock are otherwise entitled. Notwithstanding any of the foregoing, a default under
Section 8(a), 8(b), 8(c) or 8(d) shall be automatically deemed waived by the Holders if the holders of 12.75% Preferred Stock have, in accordance with the provisions of Section 6(h) the certificate of designation of the 12.75% Preferred Stock (the "12.75% Certificate of Designation"), waived (including by way of amendment) the Corporation's default under the corresponding provisions (Sections 8(a), 8(b), 8(c) and 8(d), respectively) of the 12.75% Certificate of Designation.

                 9.       Payment

                 (a) All amounts payable in cash with respect to the Series A Convertible Preferred Stock shall be payable in United States dollars at the office or agency of the Corporation maintained for such purpose within the City and State of New York or, at the option of the Corporation, payment of dividends (if any) may be made by check mailed to the Holders of the Series A Convertible Preferred Stock at their respective addresses set forth in the register of Holders of Series A Convertible Preferred Stock maintained by the Transfer Agent.

                 (b) Any payment on the Series A Convertible Preferred Stock due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, provided that dividends shall continue to accrue until such next succeeding Business Day.

                 (c) The Corporation will initially act as the "Transfer Agent" and the "Paying Agent." The Corporation may at any time terminate the appointment of any Paying Agent and appoint additional or other Paying Agents; provided that until the Series A Convertible Preferred Stock has been delivered to the Corporation for cancellation, or moneys sufficient to pay the Liquidation Preference of the Series A Convertible Preferred Stock plus, without duplication, accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period) thereon shall have been made available for payment and either paid or returned to the Corporation as provided in this Certificate of Designation, the Corporation shall maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of shares of Series A Convertible Preferred Stock for payment and exchange.

                 (d) All moneys and shares of Series A Convertible Preferred Stock deposited by the Corporation with any Paying Agent or held by the Corporation in trust for the payment of the Liquidation Preference and accumulated and unpaid dividends on the Series A Convertible Preferred Stock, which moneys and shares remain unclaimed at the end of two years after such payment has become due and payable shall be repaid to the Corporation, and the Holder of the shares of Series A Convertible Preferred Stock in respect of which such moneys and shares were so deposited or held in trust shall thereafter look only to Corporation for payment thereof.

                 10.      Reissuance of Shares of Series A Convertible
Preferred Stock

                 Shares of Series A Convertible Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock of the Corporation, including the Series A Convertible Preferred Stock, provided that any issuance or reissuance of such shares as Series A Convertible Preferred Stock must be in compliance with the terms thereof.

                 11.      Headings of Subdivisions

                 The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                 12.      Severability of Provisions

                 If any powers, preferences and relative, participating, optional and other special rights of the Series A Convertible Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other powers, preferences and relative, participating, optional and other special rights of the Series A Convertible Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative, participating, optional and other special rights of the Series A Convertible Preferred Stock and the qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no powers, preferences and relative, participating, optional or other special rights of the Series A Convertible Preferred Stock and the qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such powers, preferences and relative, participating, optional or other special rights of Series A Convertible Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

Executed at 12975 Worldgate Dr., Herndon VA on the 3rd day of March, 2000.


                                                  /s/ DENNIS J. KERN
                                                  -----------------------------
                                                  Dennis J. Kern
                                                  Chief Operating Officer

Attest: /s/ RILEY M. MURPHY
       -----------------------------
       Riley M. Murphy
       Secretary

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